UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

GulfSlope Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51638	16-1689008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 City West, Suite 800
Houston, Texas  77042
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (281) 918 4100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

EXPLANATORY NOTE

The sole purpose of this amendment on Form 8-K/A (the “Amendment”) to the Current Report on Form 8-K filed on March 26, 2013 (the “Original Form 8-K”) by GulfSlope Energy, Inc. (the “Company”) is to add Item 5.01 and Item 5.06 disclosure.  The information in Item 5.01 and 5.06 was inadvertently omitted from the Original Form 8-K.  Except as described in this Amendment, no other changes have been made to the Original Form 8-K. The Original Form 8-K  continues to speak as of the date of the Original Form 8-K, and we have not updated the disclosures contained therein to reflect any events which occurred at a date subsequent to the filing of the Original Form 8-K other than as expressly indicated in this Amendment.

Item 5.01. Changes in Control of Registrant

On March 21, 2013, the Company entered into an assignment and assumption agreement (the “Assignment Agreement”) pursuant to which the Company issued an aggregate 243,516,666 shares of the Company’s common stock, par value $0.001, in exchange for an exclusive right to negotiate a license to acquire certain seismic data.  Of the 243,516,666 shares of common stock, 190,045,556 shares were issued to John N. Seitz and 40,045,555 shares were issued to Dr. Ronald Bain.  As a result, Mr. Seitz and Dr. Bain owned approximately 34% and 7.2% of the issued and outstanding shares of common stock of the Company, respectfully.  There was no change to the officers or directors of the Company in connection with this transaction.

Management determined that as of May 15, 2013, the Company ceased to be a shell company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.  The information contained in our Quarterly Report on Form 10-Q filed on May 15, 2013, constitutes the “Form 10 information”  required by Item 5.01(8) and necessary to satisfy the conditions contained in Rule 144(i)(2) and (3) under the Securities Act of 1933, as amended.

The information contained in our Quarterly Report on Form 10-Q filed on May 15, 2013 is incorporated herein by reference.

Item 5.06.  Change in Shell Company Status

The disclosure set forth under Item 5.01 in this Amendment is responsive to this Item and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 9, 2014.

GULFSLOPE ENERGY, INC.

By:	/s/ John N. Seitz
John N. Seitz, Chief Executive Officer